Ex. 99.28(d)(28)(i)

Sub Sub-Advisory Agreement

JNL Series Trust

Templeton Global Advisors Limited

Templeton Investment Counsel, LLC

This Sub Sub-Advisory Agreement (the “Agreement”), is made as of September 6, 2019, by and between Templeton Global Advisors Limited (“Templeton Global”), a Bahamas company, and Templeton Investment Counsel, LLC (“Templeton”) a Delaware limited liability company.

W I T N E S S E T H

WHEREAS, Templeton Global and Templeton are under the common control of Franklin Resources, Inc.;

WHEREAS, Templeton Global and Templeton are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engaged in the business of supplying investment management services, as an independent contractor;

WHEREAS, Templeton Global, pursuant to an Investment Sub-Advisory Agreement with Jackson National Asset Management, LLC (“Jackson National”) dated December 1, 2012, as amended (the “Investment Management Agreement”), has been retained to render investment sub-advisory services to one or more series of JNL Series Trust (the “Trust”) specified on Schedule A to the Investment Management Agreement, which appendix currently specifies the JNL/Franklin Templeton Global Fund (the “Account”); and

WHEREAS, Templeton Global wishes to engage the portfolio management services of Templeton to assist in the management of the Account, as Templeton Global determines appropriate from time to time, in its sole discretion.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.        Templeton Global hereby retains Templeton and Templeton hereby accepts such engagement, to furnish certain investment advisory services with respect to the investment portfolio of the Account, as more fully set forth herein.

(a)        Subject to the instructions and supervision of Templeton Global, Templeton agrees to provide certain investment advisory services with respect to the securities, investments and cash equivalents in the Account. Templeton Global will have full responsibility for all investment sub-advisory services provided to the Account under the Investment Management Agreement.

(b)        Both Templeton Global and Templeton may place all purchase and sale orders on behalf of the Account. The placement of these orders will take place in the Bahamas or San Mateo, California.

(c)        Unless otherwise instructed by Templeton Global or Jackson National, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by Templeton Global or Jackson National, Templeton shall report daily all transactions effected by

Templeton on behalf of the Account to Templeton Global and to other entities as reasonably directed by Templeton Global or Jackson National.

(d)        In performing its services under this Agreement, Templeton shall adhere to the Account’s investment objectives, policies and restrictions as provided in the Investment Management Agreement between Templeton Global and Jackson National and shall comply with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) thereunder in all material respects.

(e)        In carrying out its duties hereunder, Templeton shall comply with all reasonable instructions of Jackson National or Templeton Global in connection therewith. Such instructions may be given by letter, e-mail, telex, telefax or telephone confirmed by telex, provided a certified copy of such instructions has been supplied to Templeton.

(f)       Templeton Global shall be responsible for the distribution to Jackson National of a copy of Part II of Templeton’s Form ADV, as may be required under U.S. federal securities laws.

(g)       Decisions on proxy voting will be made by Templeton unless such decisions are expressly reserved by either Templeton Global, a named fiduciary of the Account or Jackson National. Templeton may in its discretion exercise any and all voting rights with respect to the securities, but it shall not be required to take any action or render any advice with respect to the exercise of such rights, whether by voting proxies solicited or with respect to the issuer of such securities.

2.        In performing the services described above, Templeton shall use its best efforts to obtain for the Account the most favorable price and execution available. Subject to prior authorization of appropriate policies and procedures by Jackson National, Templeton may, to the extent authorized by law and in accordance with the terms of the Account’s Investment Management Agreement, cause the Account to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services provided by the broker. To the extent authorized by applicable law, Templeton shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

3.        (a) Templeton Global shall pay to Templeton a fee calculated as described in Schedule 1, which fee shall be payable in U.S. dollars on the first business day of each month as compensation for the services to be rendered and obligations assumed by Templeton during the preceding month. The advisory fee under this Agreement shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by Templeton Global relating to the previous month.

(b)        If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

4.        It is understood that the services provided by Templeton are not to be deemed exclusive. Templeton Global acknowledges that Templeton may have investment responsibilities, render investment advice to, or perform other investment advisory services to other investment companies and clients, which may invest in the same type of securities as the Account (collectively, “Clients”). Templeton Global agrees that Templeton may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Account. In providing services, Templeton may use information furnished by others to Templeton and Templeton Global in providing services to other such Clients.

5.        Templeton agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

6.        During the term of this Agreement, Templeton will pay all expenses incurred by it in connection with the services to be provided by it under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Account. Templeton will be responsible for all of its expenses and liabilities.

7.        Templeton shall, unless otherwise expressly provided and authorized, have no authority to act for or represent Templeton Global, Jackson National or the Account in any way, or in any way be deemed an agent for Templeton Global, Jackson National or the Account.

8.        Templeton will treat confidentially and as proprietary information of the Account all records and other information relative to the Account and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by Templeton Global, which approval shall not be unreasonably withheld and may not be withheld where Templeton may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Account.

9.        This Agreement shall become effective on the later of: (i) its execution; and (ii) the date of the meeting of the Board of Trustees of the Trust, at which meeting this Agreement is approved. This Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either: (a) by the Trustees of the Trust; or (b) a vote of a majority of the outstanding voting securities of the Account, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act of 1940) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to the Account if a majority of the outstanding voting securities of the Account (as defined in Rule 18f-2(h) under the Investment Company Act of 1940) votes to approve this Agreement or its continuance.

If any required shareholder approval of this Agreement or any continuance of this Agreement is not obtained, then Templeton will continue to act as investment subadvisor with respect to the Account pending the required approval of the Agreement or its continuance or of a new contract with Templeton or a different adviser or Subadviser or other definitive action; provided, that the compensation received by Templeton in respect of the Account during such period is in compliance with Rule 15a-4 under the Investment Company Act of 1940.

10. (a) Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by: (i) Jackson National, or the Trustees of the Trust, or a majority of the outstanding voting shares of the JNL Franklin Templeton Global Fund series of the Trust, upon not less than thirty (30) days’ written notice to Templeton Global and Templeton; or (ii) Templeton Global or Templeton upon not less than sixty (60) days’ written notice to the other party and to Jackson National.

(b)        This Agreement shall terminate automatically in the event of any transfer or assignment thereof, and in the event of any act or event that terminates the Investment Management Agreement between Templeton Global and Jackson National.

11.        (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of Templeton, neither Templeton nor any of its directors, officers, employees or affiliates shall be subject to liability to Templeton Global for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Account.

(b)        Notwithstanding paragraph 11(a), to the extent that Templeton Global is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Account (a “liability”) for any acts undertaken by Templeton pursuant to authority delegated as described in Paragraph 1(a), Templeton shall indemnify Templeton Global and each of its affiliates, officers, directors and employees (each an “Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by an Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Indemnified Party, in connection with such liability.

12.        Upon termination of Templeton’s engagement under this Agreement or at the direction of Jackson National, Templeton shall forthwith deliver to Jackson National, or to any third party at Jackson National’s direction, all records, documents and books of accounts which are in the possession or control of Templeton and relate directly and exclusively to the performance by Templeton of its obligations under this Agreement; provided, however, that Templeton shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with applicable laws, in which case Templeton shall provide Jackson National or a designated third party with copies of such retained documents unless providing such copies would contravene such rules, regulations and laws.

13.       Termination of this Agreement or Templeton’s engagement hereunder shall be without prejudice to the rights and liabilities created hereunder prior to such termination.

14.        If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, in whole or in part, the other provisions hereof shall remain in full force and effect. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

15.        Any notice or other communication required to be given pursuant to this Agreement shall be in writing and given by personal delivery, pre-paid registered mail or nationally-recognized overnight delivery service and shall be effective upon receipt. Notices and communications shall be given:

(i)        to Templeton Global:

Templeton Global Advisors Limited

Box N-7759, Lyford Cay

Nasssau, Bahamas

  Attn: General Counsel

(ii)       to Templeton:

Templeton Investment Counsel, LLC

300 SE Second Street

Fort Lauderdale, Florida 33301

  Attn: General Counsel

With a copy to:

Franklin Templeton Investments

One Franklin Parkway

San Mateo, California 94404

Attn: General Counsel

16.        This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

Templeton Global Advisors Limited

By: /s/ Norman Boersma

Name: Norman Boersma

Title: President, Chief Investment Officer

Templeton Investment Counsel, LLC

By: /s/ Antonio Docal

Name: Antonio Docal

Title: President

Schedule 1

FEES

In consideration of the portfolio management services provided by Templeton in connection with this Agreement, the Templeton Global shall pay to Templeton, a share of the Residual Investment Management (“IM”) Fee, equal to Templeton’s relative PM Contribution Percentage, as determined in accordance of the formula set out below.

The Residual IM Fee will be calculated as follows:

Residual IM Fees:
Investment Management Fee*
	Less:	Waivers and Rebates
Total	=	Net Revenue
	Less:	4% of Net Revenue
	Plus:	Performance Fee if applicable
Residual	=	Residual IM Fees

*The base management fee received by Templeton Global pursuant to the investment management agreement, and excluding any performance fees howsoever described.

Templeton’s relative PM Contribution Percentage is 5%.

It should be recognized that PM Contribution Percentage can fluctuate from time to time due to changes in asset allocation percentages and gross management fees, and will be adjusted accordingly.

The Residual IM Fee will be calculated and paid in arrears in accordance with the billing cycle of the Portfolio. Additionally, internal or external expenses incurred by the Templeton Global in connection with servicing the account, including, but not limited to, portfolio administration, and other supporting services will be reimbursed by Templeton in proportion to its respective PM Contribution Percentage.

For the avoidance of doubt, the fees payable under the Agreement are exclusive of Value Added Tax, Goods and Services Tax or any other equivalent taxes if applicable.